Exhibit j(i) under Form N-1A
                                            Exhibit 23 under Item 601/Reg. S-K



           Consent of Independent Registered Public Accounting Firm


We consent to the references to our firm under the caption "Financial Highlights" in the Institutional Shares and Class Y Shares Prospectus and "Independent Registered Public Accounting Firm" in the Institutional Shares and Class Y Shares Statement of Additional Information for Federated Intermediate Municipal Trust in Post-Effective Amendment Number 41 to the Registration Statement (Form N-1A, No. 2-98237) of Federated Intermediate Municipal Trust and to the incorporation by reference of our report dated July 14, 2006 on Federated Intermediate Municipal Trust (one of the portfolios comprising Intermediate Municipal Trust) included in the Annual Report to Shareholders for the fiscal year ended May 31, 2006.


/s/ Ernst & Young LLP
Boston, Massachusetts
July 28, 2006